Exhibit (A)(5)(K)
57TH STREET GENERAL ACQUISITION CORP. ANNOUNCES REQUIRED EXTENSION OF TENDER OFFER
New York, New York, April 20, 2011 – 57th Street General Acquisition Corp. (the “Company” or “57th Street”) (OTCBB: SQTC) today announced that its previously announced tender offer, as amended (the “Tender Offer”) has been extended as required, in accordance with applicable rules and regulations governing tender offers, until 5:00 p.m., New York City time, on April 26, 2011, unless further extended, withdrawn or terminated. The Company anticipates that this will be the final extension of the Tender Offer. The Tender Offer was previously scheduled to expire at 5:00 p.m., New York City time, on April 21, 2011.  The Tender Offer remains subject to the full satisfaction of the terms and conditions of the Business Combination Agreement, as previously amended. Stockholders who desire to own shares of the Company’s common stock (“Common Shares”) subsequent to its business combination with Crumbs Holdings, LLC (“Crumbs”) should not tender their Common Shares in the Tender Offer.
Although it does not anticipate such need, to be consistent with a condition to the Tender Offer, the Company may need to further extend the Tender Offer depending on the timing and process of Securities and Exchange Commission (“SEC”) staff review of the schedule TO, including the offer to purchase, as amended . Tenders of 57th Street’s Common Shares must be made prior to the expiration of the Tender Offer and may be withdrawn at any time prior to the expiration of the Tender Offer. As previously announced, 57th Street is not offering to purchase the 9,156,300 warrants issued in the Company’s IPO. The Tender Offer is subject to conditions and other terms set forth in the offer to purchase, as amended (the “Offer to Purchase”)and other Tender Offer materials (as they may be supplemented or amended) that have been or will be distributed to securityholders. In particular, the revised Tender Offer is conditioned on, among other things, that the Merger, in our reasonable judgment, is capable of being consummated contemporaneously with the Offer and no more than 1,803,607 Common Shares are tendered and not withdrawn.
Stockholders should review the Offer to Purchase and other Tender Offer materials (as they may be supplemented or amended) which the Company has filed or will file with the SEC and has provided or will provide to stockholders. Stockholders who have previously tendered their Common Shares do not need to take any other action unless, upon review of the current Tender Offer materials, they desire to withdraw their Common Shares. Common Shares may be withdrawn in accordance with the procedures described in the previously provided Tender Offer materials.
The last reported trading price of 57th Street’s Common Shares on the OTC Bulletin Board on April 20, 2011 was $9.97 per share. As of April 20, 2011, 794,002 Common Shares have been tendered and not withdrawn.
Morrow & Co., LLC is acting as the information agent for the Offer, and the depositary is Continental Stock Transfer & Trust Company. Stockholders are urged to review the Third Amended and Restated Offer to Purchase which is available at www.sec.gov and which has been redistributed to holders of record and brokers who hold for stockholders along with the Third Amended and Restated Letter of Transmittal, and related documents. For questions and information, please call the information agent toll free at (800) 667-0088 (banks and brokers call collect at (203) 658-9400).
  This announcement is for informational purposes only and does not constitute an offer to purchase nor a solicitation of an offer to sell Common Shares of 57th Street.  The solicitation of offers to buy 57th Street’s Common Shares will only be made pursuant to the Third Amended and Restated Offer to Purchase dated April 18, 2011 (as amended or supplemented), the form of the Third Amended and Restated Letter of Transmittal, and other related documents that 57th Street has sent or will send to its stockholders.  The Tender Offer materials contain important information that should be read carefully before any decision is made with respect to the Tender Offer. Tender Offer materials have been distributed to 57th Street’s stockholders at no expense and will be available at no charge on the SEC’s website at www.sec.gov and from the information agent.

About 57th Street
 57th Street is a blank check company formed on October 29, 2009 for the purpose of acquiring an operating business or assets, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, exchangeable share transaction or other similar business transaction.  In May 2010, 57th Street consummated its initial public offering of 5,456,300 units, each unit consisting of one share of common stock, $0.0001 par value per share, and one warrant, each to purchase one share of 57th Street’s common stock.  Aggregate proceeds of $54,475,303 from the IPO and its concurrent private placement were placed in trust pending completion of 57th Street’s initial business transaction.
Forward-Looking Statements
 Some of the statements in this release may constitute forward-looking statements. Words such as anticipate, expect, project, intend, plan, believe, and words and terms of similar substance and any financial projections used in connection with any discussion of future plans, strategies, objectives, actions, or events identify forward-looking statements. Forward-looking statements relating to the proposed transaction include, but are not limited to: the risk that the Company may not be able to consummate the Merger contemplated by the Business Combination Agreement; the risk that in excess of 1,803,607 Common Shares are validly tendered and not properly withdrawn prior to the expiration of the Tender Offer, requiring 57th Street to pay, in the aggregate, in excess of $18.0 million, which would then cause 57th Street to (i) be unable to satisfy a condition of the tender offer, (ii) be unable to consummate the proposed business transaction and (iii) withdraw the tender offer, not purchase any Common Shares and promptly return any Common Shares tendered by stockholders to them; the risk that governmental and regulatory review of the Tender Offer documents may delay the proposed transaction or result in the inability of the proposed transaction to be consummated by May 15, 2011 and increase the length of time necessary to consummate the proposed business transaction; the risk that a condition to the closing of the proposed business transaction may not be satisfied or waived; the risk that the businesses will not be integrated successfully; the risk that the anticipated benefits of the proposed business transaction may not be fully realized or may take longer to realize than expected; the risk that any projections, including earnings, revenues, expenses, synergies, margins or any other financial items are not realized, the risk of disruption from the proposed business transaction making it more difficult to maintain relationships with customers, employees or suppliers; a reduction in industry profit margin; the inability to continue the development of the Crumbs brand; changing interpretations of generally accepted accounting principles; continued compliance with government regulations; changing legislation and regulatory environments; the ability to meet the NASDAQ Stock Market listing standards, including having the requisite number of round lot holders or stockholders and meeting the independent director requirements for the board of directors and its committees; a lower return on investment; the inability to manage rapid growth; requirements or changes affecting the business in which Crumbs is engaged; the general volatility of the market prices of our securities and general economic conditions. These risks, as well as other risks associated with the proposed business transaction, are more fully discussed in the Schedule TO (and any amendments thereto) filed with the SEC in connection with the transaction and the Tender Offer. Additional risks and uncertainties are identified and discussed in 57th Street’s reports filed with the SEC and available at the SEC’s website at www.sec.gov. Forward-looking statements included in this release speak only as of the date of this release. If any of these risks or uncertainties materialize or if any assumptions prove incorrect, results could differ materially from those expressed by such forward-looking statements. Neither 57th Street nor Crumbs undertakes any obligation to update its forward-looking statements to reflect events or circumstances after the date of this release.
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Contact:
Mark Klein of 57th Street
Tel:  212-409-2434
Tom Ryan/Raphael Gross of ICR
Tel: 203-682-8200